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                                                                  EXHIBIT 1(e)



                        MERRILL LYNCH CAPITAL FUND, INC.

                             ARTICLES SUPPLEMENTARY
                           INCREASING AUTHORIZED STOCK
                      AS AUTHORIZED BY SECTION 2-105(c) OF
                      THE MARYLAND GENERAL CORPORATION LAW


        Merrill Lynch Capital Fund, Inc. a Maryland corporation, having its principal office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized capital stock of the Corporation to 100,000,000 shares of Class A Common Stock (par value $0.10 per share) and 100,000,000 shares of Class B Common Stock (par value $0.10 per share).

        SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

        THIRD: (a) As of immediately before the increase, the total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares of Common Stock (par value $0.10 per share).

                (b) As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 200,000,000 shares of Common Stock (par value $0.10 per share).

                (c) The aggregate par value of all shares having a par value is $10,000,000 before the increase and $20,000,000 as increased.


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                IN WITNESS WHEREOF, Merrill Lynch Capital Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on October 3, 1988.


WITNESS:                                        MERRILL LYNCH CAPITAL FUND, INC.


 /s/ MARK B. GOLDFUS                            By /s/ ARTHUR ZEIKEL
--------------------------                         -----------------------------
Mark B. Goldfus, Secretary                           Arthur Zeikel, President


                THE UNDERSIGNED, President of Merrill Lynch Capital Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                                        /s/ ARTHUR ZEIKEL
                                                  ------------------------------
                                                     Arthur Zeikel, President